Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-83233, 333-55578 and 333-65034 of priceline.com Incorporated on Form S-8 and Registration Statement No. 333-109929 of priceline.com Incorporated on Form S-3 of our report dated March 10, 2004, appearing in the Annual Report on Form 10-K of priceline.com Incorporated for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
March 15, 2004